UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

LIZ CLAIBORNE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1441 Broadway
New York, New York 10018

March 31, 2006

Fellow Stockholders:

It is with great pleasure that I invite you to this year’s Annual Meeting of Stockholders, which will be held on Thursday, May 18, 2006, at our offices at One Claiborne Avenue, North Bergen, New Jersey.

The meeting will start at 10:00 a.m., local time.

I appreciate your continued confidence in the Company and look forward to seeing you on May 18.

Sincerely,

Paul R. Charron
Chairman of the Board
and Chief Executive Officer

LIZ CLAIBORNE, INC.
Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 18, 2006

1441 Broadway
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 18, 2006
Time:	10:00 a.m., local time
Place:	One Claiborne Avenue
North Bergen, NJ 07047

Purposes of the meeting:

•	To elect four Directors;

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the 2006 fiscal year;

•	To vote on a stockholder proposal as described in the Proxy Statement; and

•	To consider all other appropriate matters brought before the meeting.

Who may attend:

Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

March 20, 2006 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

We have mailed a copy of our annual report for the fiscal year that ended December 31, 2005 to each stockholder of record as of March 20, 2006. The annual report is not part of the proxy solicitation materials.

Your vote is important. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the annual meeting. Please see your proxy card for specific instructions on how to vote. If you need directions to the meeting, please call 201-295-6222.

By Order of the Board of Directors,

Nicholas Rubino
Vice President — Deputy General Counsel
and Secretary

New York, New York
March 31, 2006

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Liz Claiborne, Inc. (the “Company”) beginning March 31, 2006. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 18, 2006 at the Company’s offices at One Claiborne Avenue, North Bergen, New Jersey 07047, and any adjournments or postponements of the meeting (the “Annual Meeting”). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

QUESTIONS AND ANSWERS

Who can vote?

You can vote if you were a holder of record of the Common Stock as of the close of business on Monday, March 20, 2006 (the “Record Date”). The Company is providing notice of the Annual Meeting, a proxy card and the proxy statement to stockholders as of such date.

How do I vote by proxy?

You can vote by mailing back the enclosed proxy card. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on voting.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption “Proposal 1- Election of Directors;” FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year; AGAINST the adoption of the stockholder proposal; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. You can change or revoke your proxy by (i) sending a written notice which is received prior to the start of the Annual Meeting to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a later dated proxy that is received before the Annual Meeting; or (iii) voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver’s license. Beneficial (or “street name”) owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

If you participate in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the “Savings Plan”), your proxy to vote includes shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by May 17, 2006, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How do I vote shares held in The Bank of New York BuyDIRECT Plan (“the BuyDIRECT Plan”)?

If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, your proxy to vote shares includes shares held for you through The Bank of New York BuyDIRECT Plan. If you do not give a proxy, such shares will not be voted.

How many shares are entitled to vote?

As of the close of business on the Record Date there were 104,088,923 shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

In order to conduct business at the Annual Meeting, the majority of shares of Common Stock outstanding on the Record Date (a “Quorum”) must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

The election of Directors is determined by a plurality of the votes cast by stockholders entitled to vote. All other proposals require the affirmative vote of a majority of the votes cast on such proposal.

What is a “broker non-vote”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded by the New York Stock Exchange (the “N.Y.S.E.”) from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the stockholder proposal, but do have discretionary authority to vote on all of the other proposals being submitted.

How are broker non-votes treated?

The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

Can I abstain from voting on a proposal?

Abstentions may be specified on all proposals being submitted other than the election of Directors.

How are abstentions treated?

The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposal.

Who pays for this proxy solicitation?

We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $18,000, plus reimbursement of reasonable expenses. In addition, the Company’s Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as Directors, see “Corporate Governance and Board Matters — Consideration of Director Nominees” below.

Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Bernard W. Aronson, Daniel A. Carp, Nancy J. Karch and Paul E. Tierney, Jr. for election at the Annual Meeting as Directors with terms to expire at the 2009 annual meeting of stockholders. Each is a Director whose current term expires at the Annual Meeting. Mr. Carp was first elected as a Director on March 8, 2006. He was identified as a Director candidate by a third-party search firm retained by the Nominating and Governance Committee of the Board to assist in a new Director search.

In making its recommendation, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee’s background and experience, as well as the other Board membership criteria set out in the Company’s Corporate Governance Guidelines (see “Corporate Governance and Board Matters” below). The Nominating and Governance Committee also reviewed and evaluated the performance of each of Messrs. Aronson and Tierney and Ms. Karch during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee’s recommendations, the Board determined to nominate each of these individuals for election as a Director.

The Board has affirmatively determined that each of the Director nominees is “independent,” as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the “NYSE Corporate Governance Standards”). See “Corporate Governance and Board Matters — Board Independence” below. A copy of our current Corporate Governance Guidelines is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s corporate secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

We do not know of any reason why any of the nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Your Board of Directors recommends a vote FOR the election of each of Bernard W. Aronson, Daniel A. Carp, Nancy J. Karch and Paul E. Tierney, Jr. as a Director to hold office until the 2009 annual meeting of stockholders and until each of their respective successors is elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of each of the nominees named below.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2009:

BERNARD W. ARONSON — Mr. Aronson, 59, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Global Hyatt Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; and Mariner Energy Inc., an oil and gas exploration and production company. Mr. Aronson also serves on a number of not-for-profit boards, including the Center for Global Development, the National Democratic Institute for International Affairs, and Freedom House International.

DANIEL A. CARP — Mr. Carp, 57, was elected a Director of the Company in March 2006. Mr. Carp retired as Chief Executive Officer and Chairman of Eastman Kodak Company (“Kodak”) on June 1, 2005 and December 31, 2005, respectively. He had held these positions since 2000. During more than thirty years at Kodak, Mr. Carp served in numerous executive positions and spent nearly ten years overseeing Kodak’s international operations. In 1997, he was elected to the Kodak Board of Directors. Mr. Carp served as Kodak’s President from 1997 to 2003, and as its Chief Operating Officer from 1997 to 2000. He is also on the Board of Directors of Texas Instruments Incorporated, a consumer electronics company, and Norfolk Southern Corp., a freight transportation company. Mr. Carp is also a member of The Business Council and The Sloan Dean’s Advisory Council, as well as serving on the board of trustees of the George Eastman House, a not-for-profit organization.

NANCY J. KARCH — Ms. Karch, 58, was elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey, and serves as a director of Genworth Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally, and The Corporate Executive Board, a business research company. She is also on the Board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization.

PAUL E. TIERNEY, JR. —  Mr. Tierney, 63, was elected a Director of the Company in 1995. Mr. Tierney is a co-founding Member of Development Capital, LLC, a private investment vehicle formed in 1996, and the General

Partner of Aperture Venture Partners, an entity formed in 2002 to invest in healthcare related securities. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He also serves as a director of Earth Color, a privately held commercial printing company. Mr. Tierney is also an adjunct professor and Executive-In-Residence at the Columbia Graduate School of Business. He also serves on the boards of a number of not-for-profit organizations, including TechnoServe and St. John’s College.

DIRECTORS WHOSE TERMS EXPIRE IN 2007:

RAUL J. FERNANDEZ — Mr. Fernandez, 39, was elected a Director of the Company in 2000. Mr. Fernandez has been CEO and Chairman of ObjectVideo, Inc. since 2004. From 2000 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as Special Advisor to General Atlantic Partners, LLC, a private equity investment firm focused on information technology. Mr. Fernandez is a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association. He also serves on the boards of a number of not-for-profit organizations, including The Fernandez Foundation, The Children’s Hospital, USA Football, Center City Consortium, DC College Access Program and See Forever Children.

MARY KAY HABEN — Ms. Haben, 50, was elected a Director of the Company in 2004. Since November 2005, Ms. Haben has been Senior Vice President, Open Innovation for Kraft Foods Inc. (“Kraft”), a global consumer good-products company. She has served in various executive positions at Kraft since 1979, including Senior Vice President, Global Convenience Meals, Grocery and Snacks sectors from 2004 until 2005; Group Vice President and President, Cheese, Enhancers & Meals from 2001 until 2004; Group Vice President and President, Kraft Cheese, Mexico and Puerto Rico from 1999 until 2001; and Executive Vice President and President, Kraft Cheese Division from 1998 until 1999. Ms. Haben serves on the Board of Directors and the Executive Committee for Junior Achievement, a not-for-profit organization dedicated to helping children succeed in the business world. Ms. Haben also serves on the Visiting Committee of the University of Michigan Business School, as Vice Chair of the Board of Directors of the University of Illinois Alumni Association, and as Vice Chair of the Business Advisory Board for the University of Illinois at Urbana-Champaign.

KENNETH P. KOPELMAN — Mr. Kopelman, 54, was elected a Director of the Company in 1996. Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, corporate counsel to the Company, since 1984 and served as the Company’s Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

ARTHUR C. MARTINEZ — Mr. Martinez, 66, was elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President, and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is a director of IAC InterActive Corp., a multi-brand interactive company; PepsiCo, Inc., a consumer products company; and International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products. Mr. Martinez also serves as Deputy Chair of the supervisory board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez is also a member of the Board of Advisors of Marakon Associates, a global strategy-consulting firm. Mr. Martinez serves on the boards of a number of not-for-profit organizations, including Northwestern University, Polytechnic University, Greenwich Hospital, Yale-New Haven Health System, and the Chicago Symphony.

DIRECTORS WHOSE TERMS EXPIRE IN 2008:

PAUL R. CHARRON — Mr. Charron, 63, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served in various executive capacities at VF Corporation, an apparel manufacturer, including Group Vice President and Executive Vice President, from 1988. Mr. Charron also serves as a director of Campbell Soup Company and on the boards of a number of not-for-profit organizations, including the National Retail Federation, the American Apparel & Footwear Association, Vital Voices Global Partnership and the Partnership for New York City.

KAY KOPLOVITZ — Ms. Koplovitz, 60, was elected a Director of the Company in 1992. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. From January 2000 to June 2001, Ms. Koplovitz served as Chief Executive Officer of Working Woman Network, a multi-platform media company that filed for liquidation under the Bankruptcy Code in September 2001. Ms. Koplovitz is the founder of USA Networks, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Venture, a venture capital fund of which she is a governing board member. Ms. Koplovitz is also a director of Sun New Media, Inc., a China based interactive media company. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Central Park Conservancy, the Museum of Television and Radio, Springboard Enterprises and The Tennis Hall of Fame.

OLIVER R. SOCKWELL — Mr. Sockwell, 62, was elected a Director of the Company in 2002. He retired in 1997 as President and Chief Executive Officer of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company established in 1987. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President — Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and serves on the boards of a number of not-for-profit organizations, including the Columbia Graduate School of Business, Management Leadership for Tomorrow and the Eugene Lang Entrepreneurial Initiative Fund.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines. The Company’s current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

Board Policy Regarding Majority Vote. As part of our Corporate Governance Guidelines, the Board has adopted a policy under which any nominee in any uncontested election who fails to garner a majority of votes “for” such election will tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors promptly following certification of the stockholder vote. In deciding whether to accept such resignation, the Nominating and Governance Committee may consider all factors deemed relevant by the Committee, including any stated reasons why stockholders withheld votes from such director, the length of service and qualifications of the director, the director’s contributions to the Company, the Company’s Corporate Governance Guidelines, and whether accepting the resignation would cause the Company to fail to meet any applicable regulations of the Securities and Exchange Commission (the “S.E.C.”) or the N.Y.S.E. The Nominating and Governance Committee will make a recommendation whether to accept or reject the resignation to the Board promptly, which will then act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the matter, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Any director required to submit his or her resignation will not participate in these deliberations. Following the Board’s decision, the Board of Directors will promptly publicly disclose the Board’s decision whether to accept or reject the director’s resignation as tendered (providing an explanation of the process by which the decision was made and if applicable the reasons for rejecting the tendered resignation).

Board Independence. Under our Corporate Governance Guidelines, a substantial majority of our Board must be “independent,” as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. As required under the NYSE Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

1. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $20 million, if the Director (or immediate family member) is a director of the Entity.

2. A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Liz Claiborne Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

3. A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

4. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

5. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

For purposes of these standards, (i) “Company” means Liz Claiborne, Inc. and any controlled affiliate; (ii) “Entity” means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) “immediate family member” has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following Directors are “independent” as defined in our Corporate Governance Guidelines and the listing standards of the N.Y.S.E.: Messrs. Aronson, Carp, Fernandez, Martinez, Sockwell and Tierney, and Mss. Haben, Karch and Koplovitz. Paul R. Charron, who serves as the Company’s Chairman and Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be “independent” directors. See “Certain Relationships and Related Transactions” below.

Meetings. During the fiscal year ended December 31, 2005, the Board of Directors held nine meetings, and the Committees of the Board held a total of 39 meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. Nine of our current Directors attended our 2005 Annual Meeting of Stockholders.

Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the independent Directors meet together at least annually. The Chair of the Nominating and Governance Committee presides at such sessions.

Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews the Company’s strategic plan each year. For a description of the Board’s role in the strategic planning process, see our website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

Board Committees. The Board of Directors has four standing Committees and an ad hoc Committee, as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are “independent,” as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company’s Corporate Governance Guidelines) and corporate and social responsibility. The Committee’s responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The present members of the Nominating and Governance Committee are Bernard W. Aronson (chair), Nancy J. Karch, Kay Koplovitz and Arthur C. Martinez. The Committee met four times during 2005.

Audit Committee.  The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and the Company’s internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee’s responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The present members of the Audit Committee are Nancy J. Karch (chair), Mary Kay Haben, Arthur C. Martinez and Oliver R. Sockwell. The Committee met six times during 2005.

All members of the Audit Committee are “independent” within the meaning of the applicable S.E.C. regulations and the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are “financially literate”

under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an “audit committee financial expert” within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

Mr. Martinez currently serves on four public company audit committees, including the Company’s. The Board has affirmatively determined that such simultaneous service does not impair Mr. Martinez’s ability to serve effectively as a member of the Company’s Audit Committee.

Compensation Committee.  The Compensation Committee determines the goals and objectives for, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee’s responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The present members of the Compensation Committee are Raul J. Fernandez (chair), Mary Kay Haben, Kay Koplovitz and Paul E. Tierney, Jr. The Committee met five times during 2005.

Finance Committee.  The Finance Committee advises the Board on a variety of corporate finance issues, including the Company’s policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee’s responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The present members of the Finance Committee are Bernard W. Aronson, Raul J. Fernandez, Kenneth P. Kopelman, Oliver R. Sockwell and Paul E. Tierney, Jr. (chair). The Committee met twelve times during 2005.

Ad Hoc Committee.  The Ad Hoc Committee assists in and coordinates Board succession planning efforts in connection with the transition from Paul R. Charron, Chairman and Chief Executive Officer. The Company has announced that Mr. Charron plans to retire at the end of 2006 when his current contract expires. The Ad Hoc Committee has engaged an outside executive search firm to assist in these efforts. The present members of the Ad Hoc Committee are Kay Koplovitz (chair), Kenneth P. Kopelman and Arthur C. Martinez. The Committee met twelve times during 2005.

Consideration of Director Nominees. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director.

Process for Identifying and Evaluating New Director Candidates.  The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company’s business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company’s tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under “Director Qualifications” below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee’s attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate’s nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

Director Qualifications.  The Board requires that all Director nominees be able to fulfill a Director’s fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under “Board Membership Criteria,” including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company’s needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an “audit committee financial expert,” that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

Process for Evaluating Incumbent Directors.  As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company’s affairs that its Directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent’s performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for reelection as a Director.

Consideration of Stockholder Recommendations of Candidates for Election as Directors.  The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company’s Corporate Secretary, at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for under the section “Procedures for Recommending Director Nominees” on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

In addition, the Company’s Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See “Stockholder Nominations for Directors” below.

Stockholder Nominations for Directors.  Written notice of any nomination must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018, not less than 14 days nor more than 50 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

Communications with the Board. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company’s Corporate Secretary at 1441 Broadway, New York, New York 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

DIRECTOR COMPENSATION

Directors, other than Directors who are Company employees, are compensated for their services. During 2005, Directors received the following compensation:

•	Annual Retainers:

•	$125,000 for serving as a Director, with $75,000 payable in the form of Common Stock (the “Annual Stock Retainer”) subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election; and

•	$10,000 for serving as a Committee Chair;

•	$1,000 for each Board meeting and Committee meeting attended;

•	A $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

•	Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2005 fiscal year:

	Annual				Clothing
	Cash	Committee	Meeting	Common Stock	Allowance
Name(1)	Retainer	Chair Fee	Fees	Grant Value(2)	Utilized	Total

Bernard W. Aronson	$50,000	$10,000	$24,000	$75,000	$800	$159,800

Raul J. Fernandez	$50,000	$10,000	$26,000	$75,000	$3,000	$164,000

Mary Kay Haben	$50,000	$0	$20,000	$75,000	$3,250	$148,250

Nancy J. Karch	$50,000	$10,000	$19,000	$75,000	$3,200	$157,200

Kenneth P. Kopelman	$50,000	$0	$32,000	$75,000	$800	$157,800

Kay Koplovitz	$50,000	$10,000	$29,000	$75,000	$1,550	$165,550

Arthur C. Martinez	$50,000	$0	$31,000	$75,000	$0	$156,000

Oliver R. Sockwell	$50,000	$0	$27,000	$75,000	$3,250	$155,250

Paul E. Tierney, Jr.	$50,000	$10,000	$23,000	$75,000	$2,300	$160,300

(1)	Daniel A. Carp, who joined the Board of Directors in March 2006, did not earn any compensation from the Company during the 2005 fiscal year.

(2)	Common Stock Grant Value reflects the market value on the grant date of 1,832 shares of Common Stock awarded to each non-employee Director as part of the Directors’ annual retainer (as described above). These shares were granted on January 10, 2005.

The Liz Claiborne, Inc. Outside Directors’ Deferral Plan (the “Outside Directors’ Deferral Plan”) enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were awarded annually certain stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances).

As previously disclosed by the Company, upon the recommendation of the Nominating and Governance Committee following its review of market data and other considerations, and in consultation with outside compensation consultants, the Board approved, effective as of January 1, 2006, an increase in the Annual Retainer fee from $125,000 (with $75,000 payable in the form of Common Stock) to $150,000 (with $100,000 payable in the form of Common Stock), and an increase in the annual retainer for service as the Chair of the Audit Committee from $10,000 to $20,000.

The Company’s Corporate Governance Guidelines set out the Board’s expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2005, the firm was paid approximately $3,900,000 for fees incurred by the Company in connection with such services. This amount represents approximately 2% of such firm’s 2005 fee revenue.

Bradley R. Charron, son of the Company’s Chairman and Chief Executive Officer, was employed by the Company at its wholly-owned Mexx B.V. subsidiary, through July 2005. Mr. Charron received aggregate compensation of $119,600 for his services, which includes approximately $60,000 related to Mr. Charron’s expatriate status under the terms of the Company’s international assignment policy, including costs for benefits, allowances, repatriation and tax equalization.

The forgoing transactions were effected on an arm’s-length basis, with services paid for at fair market value. The Company believes that each of the transactions described above was effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services in all capacities for the 2005, 2004 and 2003 fiscal years of the Chief Executive Officer, the other four most highly compensated executive officers of the Company serving as such as of December 31, 2005 (including the Chief Financial Officer), and one former executive officer (collectively, the “Named Executive Officers”):

						Long Term
						Compensation Awards
							Securities
		Annual Compensation				Restricted	Underlying	Payouts
	Fiscal				Other Annual	Stock	Options/	LTIP	All Other
Name and Position Principal	Year	Salary(1)	Bonus(1),(2)		Compensation(3)	Awards(4)	SARs(#)(5)	Payouts	Compensation

Paul R. Charron	2005	$1,500,000	$1,125,000		$187,100	$1,835,054	178,205	—	$1,955,218	(6)
Chairman of the Board	2004	$1,500,000	$2,875,000	(2)	$191,300	$1,856,302	180,132	—	$1,680,772
and Chief Executive Officer	2003	$1,268,300	$1,700,000		$232,727	$1,804,114	176,481	—	$1,541,857

Trudy F. Sullivan	2005	$820,833	$495,000		—	$407,500	30,000	—	$66,194	(6)
President	2004	$739,600	$725,000		—	$1,082,700	45,000	—	$53,606
	2003	$689,600	$475,000		—	$562,000	55,000	—	$49,975

Michael Scarpa	2005	$489,583	$204,188		—	$163,000	12,000	—	$33,019	(6)
Senior Vice President —	2004	$443,800	$375,000		—	$1,079,030	25,000	—	$29,775
Finance and Distribution, and	2003	$415,800	$210,000		—	—	40,000	—	$27,950
Chief Financial Officer

John J. Sullivan	2005	$439,606	$200,000		—	$163,000	12,000	—	$31,821	(6)
Senior Vice President —	2004	$379,791	$300,000		—	$992,435	20,000	—	$27,344
Sourcing, Service and Systems,	2003	$354,791	$170,000		—	$—	32,000	—	$22,612
and Chief Information Officer

Lawrence D. McClure	2005	$419,792	$204,188		—	$570,500	12,000	—	$34,224	(6)
Senior Vice President —	2004	$394,791	$300,000		—	$—	23,000	—	$31,532
Human Resources	2003	$366,666	$175,000		—	$—	32,000	—	$25,041

Angela J. Ahrendts(7)	2005	$652,692	$—		—	$407,500	30,000	—	$11,174	(6)
Executive Vice President	2004	$752,700	$725,000		—	$1,715,780	45,000	—	$48,396
	2003	$717,500	$475,000		—	—	55,000	—	$43,150

(1)	Includes amounts deferred under the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”), which permits eligible employees to defer receipt of up to 50% of their salary and all of their annual cash incentive bonus. The SERP provides for notional investment options for participants, including the Company’s Common Stock. In addition to the amount deferred under the SERP, Mr. Charron’s salary includes amounts deferred under the Unfunded Deferred Compensation Plan established for Mr. Charron in 1996 pursuant to his employment agreement (the “UDCP”), which provides for the deferral of the amount of salary above $1 million (see “Employment Arrangements — Agreements with Paul R. Charron” below).

(2)	A description of the Company’s bonus arrangements is contained under the caption “Board Compensation Committee Report on Executive Compensation” below (the “Compensation Committee Report”). For Mr. Charron, the fiscal 2004 bonus amount includes $500,000, which Mr. Charron is entitled to pursuant to his employment agreement for serving as the Chairman and Chief Executive Officer through December 31, 2004; the payment of such amount is deferred until after his employment terminates (see “Employment Arrangements — Agreements with Paul R. Charron” below).

(3)	The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers, other than Mr. Charron, for each of fiscal 2005, 2004 and 2003, did not exceed the lesser of 10% of each such officer’s total annual salary and bonus for such year, or $50,000; such amounts are not included in the table. For Mr. Charron, amounts under the column “Other Annual Compensation” include: (i) for fiscal 2005, $63,688, representing payment for a driver, parking fees and other incidental commuting expenses (“transportation expenses”); (ii) for fiscal 2004, $58,171 representing transportation expenses; and (iii) for fiscal 2003, $41,851, representing transportation expenses, and $32,332, representing the reimbursement of certain tax obligations pursuant to Mr. Charron’s employment arrangements. In addition, the Company leases an apartment in New York City which it makes available to its senior executives where the executive’s stay is related to his or her business function and the executive would otherwise be entitled to reimbursement from the Company of hotel expenses. Mr. Charron’s “Other Annual Compensation” includes the following amounts attributable to his use of such apartment: $97,000 for 2005; $103,000 for 2004; and $103,000 for 2003.

(4)	The amounts included under the column “Restricted Stock Awards” represent the value of Restricted Stock Awards, based on the closing price of the stock on the grant date. Other than shares granted to Mr. Charron, Restricted Stock Awards were granted under either the Company’s restricted Key Associate Performance Shares program (the “KAP Shares”) (under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”)), the Company’s restricted Growth Shares program (“Growth Shares”) (under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”)), or as part of the Company’s annual equity compensation program. KAP Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of pre-established financial and non-financial goals. Growth Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and do not vest until January 19, 2010 unless certain performance targets, which accelerate vesting, are reached, for the period commencing with January 4, 2004 and ending on December 30, 2006 or any subsequent fiscal quarter-end of the Company. Restricted shares granted as part of the Company’s annual equity compensation program vest in increments, with 50% vesting on each of the second and third anniversaries of the grant date.

Mr. Charron’s Restricted Stock Awards were issued under the 2002 Stock Incentive Plan pursuant to Mr. Charron’s employment agreement. See “Employment Arrangements — Agreements with Paul R. Charron” and the Compensation Committee Report below.

The following table provides information regarding individual Restricted Stock Awards granted in each of the 2005, 2004 and 2003 fiscal years, including Growth (“G”), KAP (“K”) and other restricted (“R”) shares. As of December 31, 2005, all of these shares remained restricted, other than for Mr. Charron, for whom one-third of his fiscal 2004 Restricted Stock Award (or 16,616 shares) vested in 2005; all of Mr. Charron’s fiscal 2003 Restricted Stock Award vested in 2004. The value as of December 31, 2005 is based on the $35.82 closing price of the Common Stock on December 30, 2005, the last stock trading day prior to the end of the Company’s 2005 fiscal year:

				Value as of
	Share		Grant	December 31,	Grant
Name	Amount(a)		Date	2005	Type

Paul R. Charron	45,032	(b)	March 7, 2005	$1,613,046	R
	49,847	(c)	March 4, 2004	$1,190,334	R
	48,892	(d)	November 3, 2003	$0	R

Trudy F. Sullivan	10,000		March 7, 2005	$358,200	R
	30,000		January 19, 2004	$1,074,600	G
	20,000	(e)	March 12, 2003	$716,400	K

Michael Scarpa	4,000		March 7, 2005	$143,280	R
	17,000		January 19, 2004	$608,940	G
	1,000		March 4, 2004	$35,820	G
	11,500		March 4, 2004	$485,415	K

John J. Sullivan	4,000		March 7, 2005	$143,280	R
	16,000		January 19, 2004	$573,120	G
	11,500		January 19, 2004	$411,930	K

Lawrence D. McClure	10,000		March 7, 2005	$358,000	K
	4,000		March 7, 2005	$143,280	R
	16,000		January 19, 2004	$573,120	G

Angela J. Ahrendts	10,000	(f)	March 7, 2005	$0	R
	30,000	(f)	January 19, 2004	$0	G
	17,000	(f)	March 4, 2004	$0	K

     _ _

(a)	The table does not include the following: (i) Restricted Stock Awards granted on January 23, 2006 to the following Named Executive Officers: Ms. Sullivan — 32,300 shares; Mr. Scarpa — 19,100 shares; Mr. Sullivan — 13,500 shares; and Mr. McClure — 12,500 shares; (ii) Restricted Stock Awards granted on February 27, 2006 to the following Named Executives: Mr. Charron — 48,917 shares (pursuant to his employment agreement); Ms. Sullivan 15,000 shares; Mr. Scarpa — 5,000 shares; Mr. Sullivan — 5,000 shares; and Mr. McClure — 5,000 shares; or (iii) 119,391 shares earned by Mr. Charron under his November 3, 2003 Performance Share Agreement, distribution of which is deferred until termination of Mr. Charron’s employment (see “Compensation Committee Report — CEO Compensation” below.)

(b)	Pursuant to the terms of Mr. Charron’s employment agreement, one-third (15,011) of these shares vested on March 7, 2006, the first anniversary of the grant.

(c)	Pursuant to the terms of Mr. Charron’s employment agreement, one-third (16,616) of these shares vested on March 4, 2005, the first anniversary of the grant; the value of these shares, which is not included in the column titled “Value as of December 31, 2005”, was $678,431 on the vesting date, based on a closing price on that date of $40.83. Another one-third (16,615) of these shares vested on March 4, 2006.

(d)	Pursuant to the terms of Mr. Charron’s employment agreement, these shares vested on November 3, 2004, the first anniversary of the grant.

(e)	These shares vested on March 1, 2006.

(f)	These shares were forfeited upon the termination of Ms. Ahrendts’ employment on October 21, 2005.

(5)	For Mr. Charron, the fiscal 2005, 2004 and fiscal 2003 grants are subject to certain vesting and exercise conditions. See “Option Grants Table for Fiscal 2005” and “Employment Arrangements — Agreements with Paul R. Charron” below.

(6)	The amounts under the column “All Other Compensation” for fiscal 2005 include (i) profit sharing contributions under the Company’s 401(k) Savings and Profit-Sharing Plan (the “Savings Plan”) (which are determined by the Board of Directors based on the Company’s performance, subject to limitations on the contribution amount under regulations of the IRS); (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant’s contribution, subject to limitations under the regulations of the IRS); (iii) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company’s Executive Life Insurance Program under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary; and (iv) Company contributions to the executive’s SERP account (which are designed to make up for the limitations imposed by the IRS on profit sharing and matching contributions under the Savings Plan) (the “Company SERP Contributions”) with respect to services rendered during fiscal 2005.

The following table provides information regarding specific amounts included as All Other Compensation for fiscal 2005:

					Unfunded
					Deferred
		Savings Plan			Compensation	Above
	Profit Sharing	Matching	Supplemental	Company SERP	Plan	Market
Name	Contributions	Contributions	Life Insurance	Contributions(a)	Contribution(b)	Interest(b)

Paul R. Charron	$6,300	$5,333	$35,444	$77,400	$581,250	$1,249,491

Trudy F. Sullivan	$6,300	$6,300	$16,944	$36,650	N/A	N/A

Michael Scarpa	$6,300	$6,300	$3,644	$16,775	N/A	N/A

John J. Sullivan	$6,300	$6,218	$5,527	$13,776	N/A	N/A

Lawrence D. McClure	$6,300	$6,300	$9,036	$12,588	N/A	N/A

Angela J. Ahrendts	$0	$6,300	$4,874	$0	N/A	N/A

     _ _

(a)	The aggregate amount of all Company SERP Contributions made through the end of the 2005 fiscal year to the SERP account of each of the CEO and the other Named Executive Officers is approximately as follows: Mr. Charron — $763,300; Ms. Ahrendts — $139,100; Mr. Scarpa — $86,200; Mr. McClure — $42,300; Mr. Sullivan — $56,900; and Ms. Sullivan — $99,200.

(b)	For Mr. Charron, (i) the UDCP contribution is equal to 15% of Mr. Charron’s salary and bonus paid in fiscal 2005; and (ii) “above-market” interest is the amount credited on all amounts accrued and deferred under the UDCP through December 31, 2005, as calculated pursuant to the terms of the UDCP. “Above-market” interest is the amount by which the rate of interest applied exceeds 120% of the applicable federal long-term rate, which for the UDCP is the 10-Year U.S. Treasury Rate. Not included is an amount equal to $600,758, representing “market” interest credited on all amounts accrued and deferred under the UDCP through December 31, 2005, calculated at a rate equal to 120% of the applicable federal long-term rate. See “Employment Arrangements — Agreements with Paul R. Charron” below.

(7)	Ms. Ahrendts served as Executive Vice President through October 21, 2005.

Option Grants Table for Fiscal 2005

The following table sets forth additional information concerning stock option grants made during fiscal 2005 to the Named Executive Officers. All options were issued under the 2002 Stock Incentive Plan at an exercise price equal to the market price on the grant date. The Company has not granted any stock appreciation rights.

	Individual Grants(1), (2)					Grant Date Value
	Number of
	Securities		% of Total
	Underlying		Options
	Options		Granted to			Grant Date
	Granted		Employees in Fiscal	Exercise Price	Expiration	Present Value(4)
Name	(#)		2005(3)	($/Share)	Date	($)

Paul R. Charron	178,205	(5)	23.3%	$40.75	3/07/2012	$2,234,690

Trudy F. Sullivan	30,000		3.9%	$40.75	3/07/2012	$376,200

Michael Scarpa	12,000		1.6%	$40.75	3/07/2012	$150,480

John J. Sullivan	12,000		1.6%	$40.75	3/07/2012	$150,480

Lawrence D. McClure	12,000		1.6%	$40.75	3/07/2012	$150,480

Angela J. Ahrendts (6)	30,000		3.9%	$40.75	(6)	(6)

(1)	Except as set forth in footnote (5) below with respect to grants to Mr. Charron, options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control or an approved retirement. Under the 2002 Stock Incentive Plan, a change in control occurs if: (i) any person acquires 25% or more of (a) the then outstanding shares of Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of December 18, 2003 (the “Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; and (v) the stockholders approve a complete liquidation or sale of the Company.

(2)	The table does not include stock option grants made on February 27, 2006, at an exercise price of $36.70 as follows: Mr. Charron — 241,774 shares (pursuant to his employment agreement); Ms. Sullivan — 45,000 shares; Mr. Scarpa — 15,000 shares; Mr. Sullivan — 15,000 shares; and Mr. McClure — 15,000 shares.

(3)	In fiscal 2005, the Company granted options, at exercise prices equal to the market price on the applicable grant date, to purchase an aggregate of 765,705 shares to 113 individuals. The 2005 option grants reflects the Company’s shift from the use of stock options towards restricted stock, as compared to fiscal 2004 where options to purchase an aggregate of 2,788,082 shares were granted to 742 individuals.

(4)	The fair value for each share was calculated using a binomial lattice option pricing model, yielding a $12.54 per share estimate of future gains. The assumptions used in determining the valuation of these options are as follows: average expected option life of 4.99 years; risk-free interest rate of 3.2% to 4.6%; a weighted-average volatility factor of 29.4%; and a dividend yield of .55%. Expected volatilities are based on a term structure of implied volatility, which assumes changes in volatility over the life of an option. The Company utilizes historical optionee behavioral data to estimate the option exercise and termination rates that are used in the valuation model, estimating the period of time options are expected to remain outstanding. The range of risk-free rates is based on a forward curve of interest rates at the time of option grant. The actual value of the stock options is dependent on the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the options. Accordingly, the actual values achieved may differ from the values set forth in this table.

(5)	For a description of special vesting and exercise provisions applicable to Mr. Charron’s grants, and share ownership requirements for Mr. Charron, see “Employment Arrangements — Agreements with Paul R. Charron” and the Compensation Committee Report below.

(6)	Ms. Ahrendts’ stock options expired upon the termination of her employment with the Company on October 21, 2005.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Value Table

The following table provides information concerning all exercises of stock options during fiscal 2005 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis:

			Number of Securities
	Number of		Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options at
	Acquired		at December 31, 2005		December 31, 2005(1)
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Charron	0	$0	1,175,273	401,545	$10,671,855	$551,980

Trudy F. Sullivan	10,000	$156,400	46,000	91,250	$292,030	$212,300

Michael Scarpa	0	$0	90,250	50,750	$871,524	$154,400

John J. Sullivan	0	$0	73,000	43,000	$765,040	$123,520

Lawrence D. McClure	0	$0	66,750	45,250	$603,420	$123,520

Angela J. Ahrendts(2)	92,500	$944,318	0	0	$0	$0

(1)	Options are “in-the-money” as of December 31, 2005 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 30, 2005 of $35.82) exceeded the exercise price of such options.

(2)	Ms. Ahrendts’ stock options expired upon the termination of her employment with the Company on October 21, 2005.

Long-Term Incentive Compensation Table

The following table shows awards of long-term incentive compensation made during fiscal 2005 pursuant to the Company’s stockholder-approved Section 162(m) Long-Term Performance Plan:

	Number of	Performance or	Estimated Future Payouts Under
	Shares, Units or	Other Period until	Non-Stock Price-Based Plan(s)
	Other Rights	Maturation or	Threshold	Target
Name	(1)(2)	Payout	(4)	(3)	Maximum

Trudy F. Sullivan	—	1/2/05-12/29/07	$1,350,000	$2,700,000	$5,400,000

Michael Scarpa	—	1/2/05-12/29/07	$675,000	$1,350,000	$2,700,000

John J. Sullivan	—	1/2/05-12/29/07	$675,000	$1,350,000	$2,700,000

Lawrence D. McClure	—	1/2/05-12/29/07	$675,000	$1,350,000	$2,700,000

Angela Ahrendts(4)	—	1/2/05-12/29/07	$1,350,000	$2,700,000	$5,400,000

(1)	Awards under the Performance Plan are not measured in units.

(2)	Each award provides for a three-year performance period covering the Company’s 2005, 2006 and 2007 fiscal years, with actual payouts dependent on the level of achievement of three performance goals: 25% of each award payout is based on the Company’s earnings per share growth, 25% is based on the Company’s average three-year return on invested capital and 50% is based on total shareholder return, as compared to a group of peer companies (see the discussion of the LTPP Peer Group under “Performance Graph” below).

(3)	Represents the “Target Value” for each award. Depending upon the level of achievement of the performance goals, actual awards may range from 50% of Target Value (for a threshold level of achievement) to 200% of Target Value (for maximum level of achievement).

(4)	Ms. Ahrendts’ award expired upon the termination of her employment with the Company on October 21, 2005.

Employment Arrangements

Agreements with Paul R. Charron. In November 2003, the Company entered into an amended employment agreement with Paul R. Charron. This agreement amended and restated Mr. Charron’s previous employment arrangements with the Company, some of which were scheduled to expire in 2004. The amended agreement provides for Mr. Charron to continue to serve as the Company’s Chairman and Chief Executive Officer through the conclusion of the agreement’s term on December 31, 2006. The Company has announced that Mr. Charron plans to retire at the end of 2006 when his current agreement expires. The agreement provides Mr. Charron with an annual base salary of $1,500,000 (with no provision for annual increases) and an annual target bonus of one times base salary (with a maximum bonus opportunity of two times base salary), subject to performance goals established annually by the Compensation Committee. Pursuant to the agreement, Mr. Charron is entitled to receive a $500,000 payment for serving as the Company’s Chairman and Chief Executive Officer through December 31, 2004, payable to Mr. Charron after his employment terminates. If Mr. Charron serves through December 31, 2006, or if his employment is earlier terminated by the Company other than for “cause” or by Mr. Charron for “good reason” (as such terms are defined in the agreement), the Company will continue to provide Mr. Charron and his family health benefits through his 65th birthday. The agreement also provides that if Mr. Charron’s employment is terminated prior to December 31, 2006, either by the Company other than for cause or by him for good reason, Mr. Charron shall receive a severance payment of two times his annual base salary. The agreement provides that while employed by the Company and for 18 months thereafter, Mr. Charron will neither compete with the Company nor solicit Company employees and customers.

The agreement provides for annual stock option grants to Mr. Charron for each of 2003, 2004, 2005, and 2006, in each case having an approximate value of $1,750,000 on the date of grant (based on the Black-Scholes method of valuation and accounting for risk of forfeiture). The stock option grants have terms and conditions substantially similar to option grants made to other executives, provided that such options will vest in full upon Mr. Charron’s death or disability, and further provided that if Mr. Charron remains employed with the Company until December 31, 2006, all unvested option grants shall become fully vested and exercisable on such date, and Mr. Charron shall have three years following termination of employment to exercise the options. In addition, if Mr. Charron’s employment is terminated prior to December 31, 2006 by the Company other than for cause or by Mr. Charron for good reason, options that were vested and exercisable as of such date shall be exercisable for one year thereafter. Mr. Charron is required to retain 75% of any “net shares” (shares acquired minus any shares used to satisfy tax withholdings and the option exercise price) derived from any such exercise through December 31, 2007, with half of such retained shares being eligible for sale on or after December 31, 2007 and the remaining half being eligible for sale on or after December 31, 2008. With respect to net shares acquired upon exercise after December 31, 2007 and prior to December 31, 2008, Mr. Charron is required to retain 37.5% of such net shares until December 31, 2008.

The agreement also provides for annual restricted stock grants to Mr. Charron for each of 2003, 2004, 2005, and 2006, in each case having an approximate value of $1,750,000 on the date of grant. The 2003 grant vested in full on November 3, 2004, the first anniversary of grant. Each other grant of restricted shares vests in three equal installments on each of the first three anniversaries of grant, provided that if Mr. Charron remains employed with the Company until December 31, 2006, or if his employment is earlier terminated due to death or disability, such grants shall vest in full. Mr. Charron is required to retain 75% of any net shares (other than shares granted pursuant to the 2003 grant) that vest prior to December 31, 2007 until such date, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008.

Under the terms of the agreement, Mr. Charron also received two performance share grants — one covering the Company’s fiscal 2003-2005 performance cycle (the “2003 Performance Period”) and the other covering the

Company’s fiscal 2004-2006 performance cycle (the “2004 Performance Period”) — each having a target value of $7,000,000 on the date of grant. The actual amount of performance shares which Mr. Charron may earn varies between zero and 200% of target, depending on the Company’s total shareholder return relative to a group of peer companies (see the discussion of the G-Share Peer Group under “Executive Compensation — Performance Graph” below) and on the Company’s compound earnings growth. On March 15, 2006, the Compensation Committee determined that for the 2003 Performance Period Mr. Charron earned 119,391 performance shares, with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $4,510,600 (see “Board Compensation Committee Report on Executive Compensation — CEO Compensation” below.) Pursuant to the terms of the agreement, the distribution of such shares is deferred until termination of Mr. Charron’s employment. Mr. Charron becomes fully vested in the 2004 performance shares earned (if any) if he remains employed with the Company until December 31, 2006. If Mr. Charron’s employment is terminated during any performance period due to death, disability or after a “change in control” (as defined below), Mr. Charron shall be as of such date fully vested in the right to receive a pro rata portion of the granted performance shares. Mr. Charron is required to retain 75% of any net shares earned for the 2004 Performance Period cycle until December 31, 2007, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008. Under the terms of the agreement, a “change in control” occurs if: (i) any person acquires 25% or more of (a) the outstanding shares of Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of January 1, 2001 (the “2001 Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the 2001 Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; and (v) the stockholders approve a complete liquidation or sale of the Company.

The Company established the Unfunded Deferred Compensation Plan (the “UDCP”) for Mr. Charron in 1996, the terms of which were amended in 2001 and 2003. Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. As of December 29, 1996 (the first day of the Company’s 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron’s base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement), which is fully vested at all times. As of December 31, 1995 (the first day of the Company’s 1996 fiscal year) and as of the first day of each of the subsequent fiscal years through the 2005 fiscal year, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron’s base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. As of December 28, 1996 (the last day of the Company’s 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. Pursuant to the amendments to Mr. Charron’s arrangements, for the 2004 fiscal year, the imputed earnings rate will be the greater of (i) the Company’s after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the 10-year U.S. Treasury rate at the first day of such year (the “10 Year U.S. Treasury Rate”); thereafter, the imputed earnings rate will be the 10 Year U.S. Treasury Rate at the first day of the applicable fiscal year.

Upon cessation for any reason of Mr. Charron’s full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings. Under the terms of the UDCP, the Retirement Income Account fully vested at the end of the 2004 fiscal year. Amounts credited to the Retirement Income Account in 2005 and 2006 become fully vested on December 31, 2006, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting of those amounts is accelerated upon a termination of employment prior to December 31, 2006 due to death, disability, or certain qualifying terminations in connection with a change of control. Notwithstanding the foregoing, pursuant to the amendments to Mr. Charron’s arrangements, the amount that can be paid to Mr. Charron from the Retirement Income Account is capped at (x) $13 million minus (y) the sum of (i) the present value (as of the date of payment of the Retirement Income Account) of the Company-provided component of Mr. Charron’s benefit under the Company’s supplemental executive retirement plan and (ii) the amount of imputed earnings credited to the Deferred Salary Account beyond the interest that would have been earned based on the 10 Year Treasury Rate for the applicable periods. As of December 31, 2005, the amount credited to the UDCP was approximately $13,713,556, with $10,121,483 credited to the Retirement Income Account and $3,592,073 credited to the Deferred Salary Account.

In January 2001, the Company entered into a change in control severance agreement with Mr. Charron; the agreement was amended in November 2003. The agreement provides that in the event that within three years of a “change in control” (as defined above) Mr. Charron’s employment is terminated by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall be entitled to receive, in lieu of any other cash severance payment, including any payment under Mr. Charron’s employment agreement, a lump sum payment equal to three times his average base salary and bonuses for the three years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of Mr. Charron’s balances under the Company’s SERP and the UDCP, and continued health and welfare benefits for three years. In the event that the payment and benefits to be received by Mr. Charron in such circumstances are in excess of 105% of the amount that would trigger “golden parachute” excise taxes under the Internal Revenue Code, the Company would be required to pay Mr. Charron such additional amounts as may be necessary to place him in the same after tax position as if the payments or benefits had not been subject to such excise tax. Mr. Charron’s employment agreement provides that the term of the severance agreement will be concurrent with the term of the employment agreement, and will expire on December 31, 2006.

Agreements with Trudy F. Sullivan. The Company has two severance agreements with Ms. Sullivan. Ms. Sullivan’s Executive Termination Benefits agreement provides that in the event that within three years of a “change in control” (as defined above) her employment is terminated by the Company other than for cause or by Ms. Sullivan for certain specified reasons, she shall be entitled to receive, in lieu of any other cash severance payment, a lump sum payment equal to the sum of (i) two times her then current annual base salary, (ii) an amount equal to the average annual bonus for the three fiscal years preceding such termination or resignation, and (iii) a pro-rata bonus for the year in which termination occurs, as well as accelerated vesting of Ms. Sullivan’s balances under the Company’s SERP and continued health and welfare benefits for two years. In the event that the payment and benefits to be received by her in such circumstances are in excess of 105% of the amount that would trigger “golden parachute” excise taxes under the Internal Revenue Code, the Company is required to pay Ms. Sullivan such additional amounts as may be necessary to place her in the same after tax position as if the payments or benefits had not been subject to such excise tax.

Ms. Sullivan’s Executive Severance Agreement provides that in the event that during the term of the agreement Ms. Sullivan’s employment is terminated by the Company other than for cause or her death or disability, or by Ms. Sullivan for certain specified reasons or if she resigns for any reason during the thirteenth month following the Company designating as Chief Executive Officer someone other than Ms. Sullivan or Mr. Charron, she shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to one and one-half times the sum of (i) her then current annual base salary and (ii) an amount equal to the then target annual bonus (but at least 85% of her then current annual base salary), as well as continued health and welfare benefits for six months following such a termination. This agreement also subjects Ms. Sullivan to certain non-competition and non-solicitation provisions. In the event Ms. Sullivan’s employment is terminated pursuant to a “change in control” event, as described above, she would not be entitled to severance benefits under this agreement. If necessary to prevent Ms. Sullivan from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under this agreement will not be paid until six months after employment termination.

Agreements with Other Executive Officers. The Company has severance agreements with each of Lawrence D. McClure, Michael Scarpa and John J. Sullivan, providing that in the event that any of such officer’s employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to one times the sum of (i) his then current annual base salary and (ii) an amount equal to his then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Company’s Board of Directors, which is composed entirely of independent Directors (the “Committee”), assists the Board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Committee has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, including administering the Amended and Restated Liz Claiborne, Inc. Section 162(m) Cash Bonus Plan (the “Section 162(m) Annual Plan”) approved by stockholders at the 2002 Annual Meeting of Stockholders, the Company’s various stockholder-approved stock incentive plans, and the Section 162(m) Long-Term Performance Plan approved by stockholders at the 2005 Annual Meeting of Stockholders. The Committee has adopted a written charter which is available on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

The Committee is composed of the Directors listed below. The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”) are made by at least two Committee members who qualify as “outside directors” under Section 162(m).

OVERVIEW. With the assistance of an independent outside consultant, the Committee implemented several changes to the Company’s “pay for performance” compensation program beginning in 2005. The major program changes focused on the long-term incentive plans and the use of equity. Key changes included: (i) the introduction of a long-term cash performance plan, and (ii) a rebalancing of the use of stock options and restricted stock. The Committee believes these changes will continue to provide the appropriate level of competitive compensation opportunity and performance alignment, while being responsive to changes in good governance practices, as well as the competitive marketplace and accounting requirements.

The components of compensation for executive officers are base salary, an annual incentive bonus, and long-term incentives consisting of a combination of stock option grants, restricted stock grants and a multi-year cash incentive opportunity. Consistent with its “pay for performance” philosophy, the Company generally sets base salary at median competitive levels, relative to other retail and apparel companies of similar size and business focus, and provides significant variable incentive opportunity through the short-term and long-term plans, commensurate with Company, business unit and individual performance. Total direct compensation (the sum of base salary, annual bonus, and long-term incentives) for key executives is targeted to approximate competitive 75th percentile levels, provided pre-established performance objectives are achieved. The Committee believes this 75th percentile positioning is appropriate, based on its assessment of the Company’s relative performance on a number of key financial and market metrics.

The Committee considers the impact of Section 162(m) in its decision-making, and generally establishes plans that preserve the tax-deductibility of compensation expense. However, tax-deductibility is only one consideration in determining compensation policy, and the Committee reserves the right to make payments that may not qualify under Section 162(m) if those payments, in the Committee’s view, are in the best interests of the Company and its stockholders.

2005 COMPENSATION

ANNUAL COMPENSATION

BASE SALARY. Salary adjustments are typically made annually, effective on or about March 1. Each year, the Company establishes an overall annual budget for salary increases, based on expected merit budget increases in the competitive marketplace. In 2005, the salary increase budget was 3.5%, consistent with information regarding expected average increases. Actual salary increases are based on a combination of factors, including individual performance, experience, and expertise.

SHORT-TERM INCENTIVES. The Company has two annual cash incentive plans: the Section 162(m) Annual Plan and the Cash Incentive Bonus Plan. The Section 162(m) Annual Plan is designed to meet the requirements of “performance-based compensation” under Section 162(m), including (i) shareholder approval, (ii) pre-established quantitative goals, and (iii) individual participant maximum awards. Additionally, the Section 162(m) Annual Plan provides the Committee with the discretion to reduce the actual bonuses paid to the extent it considers reasonable. Target award opportunities for executives under the two plans range from 30% to 100% of salary. Actual awards vary based on performance, and may range from 0% to 200% of target award levels. The two plans use the same Company performance measures and goals, but the Cash Incentive Bonus Plan also provides for goals linked to department, division, and individual performance. For 2005, the pre-established Company goals were based on earnings per share (“EPS”) and return on invested capital (“ROIC”). For 2005, the Company faced significant challenges and performed below target levels for both EPS and ROIC. The 2005 bonuses for Ms. Sullivan and Messrs. Charron, McClure and Scarpa were determined under the Section 162(m) Annual Plan, and are shown in the Summary Compensation Table contained in this Proxy Statement. Other executives, including Mr. Sullivan, were awarded bonuses for 2005 under the Cash Incentive Bonus Plan.

LONG-TERM COMPENSATION

The Company currently provides long-term incentive compensation through the stockholder-approved 2000 Stock Incentive Plan, the stockholder-approved 2002 Stock Incentive Plan, the stockholder-approved 2005 Stock Incentive Plan (collectively, the “Stock Plan”), and the stockholder-approved Section 162(m) Long-Term Performance Plan. For a discussion of long-term incentive compensation payable to the CEO under his employment arrangements with the Company, see “Employment Arrangements — Agreements with Paul R. Charron” above in this Proxy Statement and in this report under “CEO Compensation” below.

GROWTH SHARES. In January 2004, the Committee made an award of 710,000 shares of restricted stock (known as Growth Shares or “G-Shares”) to a group of 125 Company executives, including the executive officers named in the Summary Compensation Table included in this Proxy Statement other than Mr. Charron. The participant group and the size of the individual grants were recommended by the Chief Executive Officer, based on guidelines derived from market data, and approved by the Committee. Except as noted, participants must remain employed by the Company until January 19, 2010, to become vested in their G-Shares. The vesting of the G-Shares will occur sooner if certain total shareholder return (“TSR”) targets are achieved. Specifically, the G-Shares will vest if the Company’s TSR for the period beginning January 4, 2004 and ending December 30, 2006 or any subsequent fiscal quarter-end ranks at or above the 50th percentile of the TSR of a group of public companies in the apparel and retail industries selected by the Committee at the beginning of the performance period (the “G-Share Peer Group”). Vesting may also be accelerated in the event of the death, disability or retirement of the executive. Additionally, vesting of G-Shares will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market.

KEY ASSOCIATE PERFORMANCE SHARES. From time to time, the Committee, on the recommendation of the Chief Executive Officer, will grant restricted shares to key executives who are selected based on their impact on the business currently and their strategic importance for the near-term and long-term success of the Company. To encourage retention of these key executives, the Key Associate Performance Shares (“KAP Shares”) generally vest over six years, with 20% vesting on each of the third, fourth, and fifth anniversary of the grant, and 40% vesting on the six anniversary of the grant. As with the G-Shares, vesting of KAP Shares may be accelerated, in part or in full, based on the Committee’s determination of the level of each executive’s achievement against individual financial and non-financial goals established at the date of grant. Vesting may also be accelerated in the event of the death, disability or retirement of the executive. Additionally, vesting of KAP Shares will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market.

To date, the Committee has granted a total of 255,891 KAP Shares to 13 key Company executives, including Ms. Sullivan and Messrs. Scarpa and McClure. During 2005, 10,000 KAP shares were granted to Mr. McClure, and in February 2006, 32,000 KAP shares were deemed vested by the Committee (including 20,000 shares for Ms. Sullivan) based on the achievement of financial and non-financial metrics set at grant. Executives may not sell or otherwise transfer (other than to pay related taxes) vested KAP Shares unless they own, directly or indirectly, Company shares having a value at least equal to their annual base salary.

STOCK OPTIONS AND RESTRICTED SHARES. The Company has had a long-standing policy of making annual equity grants in the form of stock options to a substantial number of employees as a way of establishing a long-term incentive component that emphasizes the importance of increasing stockholder value. Annual grants have typically been made in March, and reflect performance for the prior fiscal year. As a result of the Committee’s review of the Company’s compensation program and consideration of accounting and tax issues, including FAS 123R which the Company adopted in July 2005, market conditions, corporate governance practices, and stockholder expectations, in 2005 the Committee shifted from annual stock option grants toward annual restricted share grants for most associates, and continued option grants for senior executives and foreign-based associates. Under its new approach, in March 2005 the Committee granted a total of 529,432 restricted shares and 729,705 options to employees, including the executive officers named in the Summary Compensation Table. The restricted shares vest on the following schedule: 50% on each of the second and third anniversary of grant. The 2005 option grants vest at a rate of 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. The options are granted with an exercise price equal to 100% of the stock price on the date of grant and have a seven-year term. The amount and vesting terms of option grants made to the Chief Executive Officer are provided for under the terms of Mr. Charron’s employment agreement, as described above in this Proxy Statement under the sections “Option Grants Table for Fiscal 2005” and “Employment Arrangements — Agreements with Paul R. Charron”.

Individual equity grants for executive officers (other than for the CEO) are recommended by the Chief Executive Officer and approved by the Committee. In general, annual equity grants (in combination with salaries, target short-term incentive opportunities, the annualized value of special restricted stock awards, such as G-Shares and KAP Shares, and the annualized value of target long-term cash incentives) are intended to deliver total compensation that approximates competitive 75th percentile levels.

LONG-TERM CASH PERFORMANCE PLAN. As part of the review of the executive compensation programs, in 2005 the Committee introduced a long-term cash-based performance plan (the “LTPP”). Initial awards under the LTPP were made in March 2005. These awards provide for cash payments based on the performance by the Company against targets for EPS growth, ROIC and total shareholder return relative to a designated peer group, all over the fiscal 2005-2007 performance period. The award opportunities for the named executive officers are provided in the Long-Term Incentive Compensation table on page 18 of this Proxy Statement. Actual awards will be calculated following the end of fiscal 2007, based on actual performance relative to the goals established by the Compensation Committee. In establishing the peer group for the LTPP awards (the “LTPP Peer Group”), the Committee revised the group previously established for the G-Share program. Accordingly, both the G-Share Peer Group and the LTPP Peer Group are included in the Performance Graph set forth below in this Proxy Statement.

CEO COMPENSATION. Mr. Charron’s salary and certain other benefits are set pursuant to the Company’s multi-year arrangements with him described under “Employment Arrangements — Agreements with Paul R. Charron,” which were amended in 2003. The Committee consulted extensively with outside compensation consultants and independent legal counsel in connection with the design and implementation of Mr. Charron’s compensation arrangements. In January 2006, the Company announced that Mr. Charron plans to retire at the end of fiscal 2006, when his current employment arrangements expire. The Committee believes that Mr. Charron has done an outstanding job of leading the Company during his tenure as Chairman and Chief Executive Officer, especially under the challenging market conditions of the past several years. The Committee believes that Mr. Charron’s arrangements appropriately recognize Mr. Charron’s performance, experience and expertise within the industry, and that the elements of his compensation program provide alignment between his interests and those of the Company’s stockholders.

The details of Mr. Charron’s arrangements, including base salary, annual incentive cash bonus, equity-based compensation, share retention requirements and the continuation of Mr. Charron’s unfunded deferred compensation plan are set forth above in this Proxy Statement under the section “Employment Arrangements — Agreements with Paul R. Charron.” As with other executives, the elements of Mr. Charron’s compensation package are targeted to approximate 75th percentile competitive market levels, based on the achievement of performance objectives established by the Committee. His actual compensation in any given year is highly sensitive to Company performance, and can range from well below competitive median for poor performance to well above competitive 75th percentile for outstanding performance. Of particular significance to the Committee is the fact that

Mr. Charron’s compensation program primarily consists of awards with value directly linked to the performance of the Company’s stock and to the Company’s earnings, that many of the benefits under Mr. Charron’s arrangements are contingent upon his continued service until the end of 2006, and that Mr. Charron is required to continue to hold many of the Company shares he acquires pursuant to his amended arrangement until at least December 31, 2008. These aspects of Mr. Charron’s arrangements ensure that he will retain a significant personal financial interest in the long-term success of the Company.

As stated earlier, the Committee set certain corporate EPS and ROIC goals under the Section 162(m) Annual Plan for fiscal 2005. The Company achieved above threshold performance levels relative to these goals in 2005. As a result, the Committee approved under the Section 162(m) Annual Plan an annual incentive cash bonus payment to Mr. Charron of $1,125,000. In addition, pursuant to the terms of his amended employment arrangements, the Company awarded Mr. Charron the following equity grants: (i) in March 2005, options to acquire 178,205 shares (concurrent with the annual equity grants to other employees) and 45,032 shares of restricted stock, and (ii) in March 2006, options to acquire 241,774 shares (concurrent with annual equity grants to other employees) and 48,917 shares of restricted stock. These equity grants vest over a three-year period, provided that that if Mr. Charron remains employed with the Company until December 31, 2006, all unvested grants shall become fully vested and exercisable on such date.

The Committee also determined and approved the number of performance shares that were earned by Mr. Charron pursuant to the Performance Share Agreement entered into between Mr. Charron and the Company as of November 3, 2003 (the “2003 Performance Share Agreement”). The 2003 Performance Share Agreement provided for the grant of performance shares to Mr. Charron pursuant to the provisions of the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), with the number of shares earned determined based upon (i) the Company’s compound annual growth rate for EPS for the fiscal 2003-2005 performance period (the “Performance Period”) as determined by the Committee in accordance with the provisions set forth in the 2003 Performance Share Agreement and the 2002 Plan and (ii) the total return to the Company’s stockholders for the period relative to the G-Share Peer Group. The total number of Performance Shares that the Committee determined to have been earned by Mr. Charron under the Agreement for the Performance Period was 119,391 (with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $4,510,600), of which 8,444 Performance Shares (with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $319,000) were attributable to the Committee’s determination to disregard the impact on EPS of the Company’s shift in equity compensation from stock options to restricted stock awards. As discussed above, in 2005, in light of a number of factors, the Committee shifted away from an emphasis on stock options, and toward an emphasis on restricted share grants. Because the 2003 Performance Share Agreement provided for an EPS growth metric that did not contemplate this shift in the mix of equity compensation during the Performance Period, the Committee determined that it was appropriate to disregard the negative impact on EPS resulting from this shift. Pursuant to the terms of the 2003 Performance Share Agreement, distribution of the shares earned under the Agreement is deferred until the termination of Mr. Charron’s employment.

OTHER COMMITTEE MATTERS. In January 2006, the Company granted 166,500 performance-based restricted shares as retention awards to 10 key senior executives, including Ms. Sullivan and Messrs. McClure, Scarpa and Sullivan. In light of recent executive turnover, concerns over the strengthening of the competitive market, and the anticipated CEO transition, the Committee felt it was appropriate to provide additional incentive to retain these key executives through the transition period. However, the Committee also felt that it was important that the vesting of the awards be linked to performance. The retention grants will vest 50% in the first quarter of 2007 and 50% in January 2008 only if certain pre-established performance goals are achieved. Additionally, as part of the retention program for these executives, the Committee approved the adoption of executive severance agreements. The key provisions of these agreements are described above in this Proxy Statement under the sections

“Employment Arrangements — Agreements with Trudy F. Sullivan” and “Employment Arrangements — Agreements with Other Executive Officers.”

RAUL J. FERNANDEZ (Chair)
MARY KAY HABEN
KAY KOPLOVITZ
PAUL E. TIERNEY, JR.

The foregoing Board Compensation Committee Report on Executive Compensation and the following performance graph do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Performance Graph

The line graph below compares the cumulative total stockholder return on the Company’s Common Stock over a 5-year period with the return on (i) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”); (ii) an index comprised of the Company and the following 21 competitors comprising the peer group for the Growth Shares restricted stock program (the “G-Share Peer Group”): Ann Taylor Stores Corporation; The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp. (which was acquired by Infinity Associates in November 2005); Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; Limited Brands, Inc.; Oshkosh B’Gosh, Inc. (which was acquired by Carters Inc. in July 2005); Oxford Industries, Inc.; Phillips-Van Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbots, Inc.; Tarrant Apparel Group; Tommy Hilfiger Corporation; Tropical Sportswear Int’l Corporation (which was liquidated in February 2005); V.F. Corporation; and The Warnaco Group, Inc.; and (iii) an index comprised of the Company and the following 22 competitors comprising the peer group for the Long Term Performance Plan described in the Compensation Committee Report above (the “LTPP Peer Group”): Abercrombie & Fitch Co.; Ann Taylor Stores Corporation; Coach, Inc.; Dillard’s, Inc.; Federated Department Stores, Inc.; The Gap, Inc.; Jones Apparel Group, Inc.; Kellwood Company; Limited Brands, Inc.; The May Department Stores Company (which was acquired by Federated Department Stores in August 2005); The Neiman Marcus Group, Inc. (which was acquired by Newton Acquisition Merger Sub Inc. in October 2005); NIKE, Inc.; Nordstrom, Inc.; Phillips-Van Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; Saks Incorporated; The Talbots, Inc.; Tiffany & Co.; Tommy Hilfiger Corporation; and VF Corporation. Returns for companies in the G-Share Peer Group and the LTPP Peer Group that have been acquired or liquidated are reflected in the graph below through the end of the year of such acquisition.

In accordance with S.E.C. disclosure rules, the measurements are indexed to a value of $100 at December 30, 2000 (the last trading day before the beginning of the Company’s 2001 fiscal year) and assume that all dividends were reinvested.

	2000	2001	2002	2003	2004	2005
Liz Claiborne, Inc.	100	120.71	142.36	171.98	208.85	178.26
S&P 500 Index	100	89.76	68.80	88.70	98.66	103.50
G-Share Peer Group	100	84.26	82.23	108.08	120.67	118.83
LTPP Peer Group	100	94.46	82.34	122.98	147.80	157.87

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock:

		Percentage of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

FMR Corp.(1)	16,022,899	15%
Edward C. Johnson, 3rd Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109

AMVESCAP PLC(2)	9,290,783	8.7%
AIM Funds Management, Inc. INVESCO Institutional (N.A.), Inc. Atlantic Trust Company, N.A. INVESCO Asset Management GmbH Stein Roe Investment Counsel, Inc. 30 Finsbury Square London EC2A1AG England

(1)	Based upon information as of December 31, 2005, contained in an Amendment to Schedule 13G, dated February 14, 2006, filed with the S.E.C. by FMR Corp. (“FMR”), Edward C. Johnson 3rd, and Fidelity Management & Research Company (“Fidelity”). According to the Amended Schedule 13G, the shares of Common Stock listed include: (i) 15,599,382 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 234,600 shares beneficially owned by Fidelity International Limited, which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors; (iii) 187,741 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR (“FMT”), as a result of FMT serving as investment manager for certain institutional accounts; and (iv) 1,176 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR which provides investment advisory services to individuals. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power rebate over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of such shares.

(2)	Based on information as of December 31, 2005, contained in an Amendment to Schedule 13G dated February 21, 2006, filed with the S.E.C. by Amvescap PLC, a parent holding company (“Amvescap”) on behalf of its subsidiaries as follows: AIM Funds Management, Inc., INVESCO Institutional (N.A.), Inc., Atlantic Trust Company, N.A., INVESCO Asset Management GmbH , and Stein Roe Investment Counsel, Inc. According to the amended Schedule 13G, each of these entities is either an investment adviser registered with the United States Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended, or under similar laws of other jurisdictions. According to the Amended Schedule 13G, the shares of Common Stock listed include the following shares for which the entity has sole voting and dispositive power: 8,981,650 beneficially owned by AIM Funds Management, Inc.; 99,839 beneficially owned by Atlantic Trust Company, N.A; 4,388 beneficially owned by INVESCO Asset Management GmbH: Germany; 200,566 beneficially owned by INVESCO Institutional (N.A.); and 4,340 beneficially owned by Stein Roe Investment Counsel, Inc.

Directors and Executive Officers

The following table sets forth, as of March 20, 2006 (except as otherwise noted), the number of shares of Common Stock (the Company’s only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class(2)

Paul R. Charron(3)	1,601,180	1.5%
Bernard W. Aronson(4),(5)	31,601	*
Daniel A. Carp (5)	2,704	*
Raul J. Fernandez(5),(6)	40,529	*
Mary Kay Haben(5)	6,272	*
Nancy J. Karch(5),(7)	20,801	*
Kenneth P. Kopelman(5),(8)	40,623	*
Kay Koplovitz(5),(9)	44,195	*
Arthur C. Martinez(5),(10)	28,411	*
Oliver R. Sockwell(5),(11)	18,104	*
Paul E. Tierney, Jr.(5),(8)	86,395	*
Trudy F. Sullivan(12)	197,679	*
Michael Scarpa(13)	196,304	*
John J. Sullivan(14)	156,258	*
Lawrence D. McClure(15)	152,235	*
Angela J. Ahrendts(16)	124,011	*
All Directors and executive officers as a group (15 persons)(17)	2,623,291	2.5%

*	Less than 1%

(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company’s stock option plans which are exercisable within 60 days of March 20, 2006 (“Exercisable Options”).

(2)	Based on 104,088,923 shares outstanding as of March 20, 2006, plus shares issuable upon the exercise of exercisable options as noted.

(3)	Includes (a) 32,945 shares held in a grantor annuity trust over which Mr. Charron’s wife serves as sole trustee, (b) 1,336,357 shares issuable upon the exercise of Exercisable Options and (c) 95,554 restricted shares. Does not include (a) 119,391 shares earned by Mr. Charron pursuant to the terms of the Performance Share Agreement entered into with the Company as of November 3, 2003, distribution of which is deferred until termination of Mr. Charron’s employment (see “Executive Compensation — Compensation Committee Report — CEO Compensation” above) or (b) a performance share award grant made in March 2004, as no shares have been earned under such award as of March 20, 2006. See “Executive Compensation — Employment Arrangements — Agreements with Paul R. Charron” above.

(4)	Includes 19,000 shares issuable upon the exercise of Exercisable Options.

(5)	Includes shares awarded under the outside Directors’ compensation program, receipt of which has been deferred under the Outside Directors’ Deferral Plan as follows: Mr. Aronson: 9,137 shares; Mr. Carp: 2,704 shares; Mr. Fernandez: 2,488 shares; Ms. Haben: 6,272 shares; Ms. Karch: 9,301 shares; Mr. Kopelman: 3,320 shares; Ms. Koplovitz: 9,273 shares; Mr. Martinez: 8,411 shares; Mr. Sockwell: 7,104 shares; and Mr. Tierney: 11,679 shares.

(6)	Includes 13,500 shares issuable upon the exercise of Exercisable Options.

(7)	Includes 10,000 shares issuable upon the exercise of Exercisable Options.

(8)	Includes 29,000 shares issuable upon the exercise of Exercisable Options.

(9)	Includes 25,000 shares issuable upon the exercise of Exercisable Options.

(10)	Includes 18,000 shares issuable upon the exercise of Exercisable Options.

(11)	Includes 6,000 shares issuable upon the exercise of Exercisable Options.

(12)	Includes 92,250 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares, and 57,300 restricted shares, including 32,300 restricted shares granted in January 2006 and 15,000 restricted shares granted in March 2006.

(13)	Includes 119,500 shares issuable upon the exercise of Exercisable Options, 18,000 restricted Growth Shares, 11,500 restricted KAP Shares and 28,100 restricted shares, including 19,100 restricted shares granted in January 2006 and 5,000 restricted shares granted in March 2006.

(14)	Includes 97,000 shares issuable upon the exercise of Exercisable Options, 16,000 restricted Growth Shares, 11,500 restricted KAP Shares and 22,500 restricted shares, including 13,500 restricted shares granted in January 2006 and 5,000 restricted shares granted in March 2006.

(15)	Includes 91,500 shares issuable upon the exercise of Exercisable Options, 16,000 restricted Growth Shares, 10,000 restricted KAP Shares, and 21,500 restricted shares, including 12,500 restricted shares granted in January 2006 and 5,000 restricted shares granted in March 2006.

(16)	Includes 103,750 shares issuable upon the exercise of Exercisable Options. Information regarding Ms. Ahrendts holdings is as of October 21, 2005, the last day of her employment with the Company.

(17)	Includes 1,993,857 shares issuable upon the exercise of Exercisable Options, 337,954 restricted shares, including Growth Shares, KAP Shares, and other restricted shares, issued under the Company’s stock incentive plans, and other shares indicated as included in the foregoing footnotes. Does not include holdings of Ms. Ahrendts, as her employment terminated as of October 21, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of the four directors listed below. The Committee’s responsibilities are set forth in the Committee’s written charter adopted by the Board of Directors (the “Charter”). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section.

The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2005 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s auditing and accounting principles and procedures and the Company’s financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2005 the Committee met with management and Deloitte & Touche to review the Company’s quarterly results.

The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with Deloitte & Touche any matters that may impact Deloitte & Touche’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of Deloitte & Touche’s statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

The Committee met with PricewaterhouseCoopers LLP, the Company’s internal audit firm (“PWC”), and Deloitte & Touche, with and without management present, to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the internal control over financial reporting. The Committee reviewed and discussed with Deloitte & Touche and PWC, both with and without management present, management’s assessment of the Company’s internal control over financial reporting, and discussed with Deloitte & Touche the firm’s opinion on management’s assessment of internal control over financial reporting and the firm’s opinion on such internal control.

The Committee also met with PWC, with and without management present, to review the Company’s internal audit plan, as well as reports on audit projects and internal financial controls. The Committee also discussed with management and Deloitte & Touche the process used to support the certifications of the Company’s Chairman and Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission. The Committee also discussed with management areas of potential risk exposure for the Company.

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and PWC, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

The Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for the 2006 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

MARY KAY HABEN
NANCY J. KARCH (Chair)
ARTHUR C. MARTINEZ
OLIVER R. SOCKWELL

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), for professional services rendered in connection with such firm’s audit of the Company’s fiscal 2005 and fiscal 2004 financial statements, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2004	2005
	Fiscal Year	Fiscal Year

Audit Fees(1)	$3,588,000	$3,643,000
Audit-Related Fees(2)	$140,000	$225,000
Tax Fees(3)	$1,522,000	$1,579,000

Subtotal	$5,250,000	$5,447,000
All Other Fees(4)	$—	$—

Deloitte & Touche Total Fees	$5,250,000	$5,447,000

(1)	Audit Fees. These are fees for professional services performed by Deloitte & Touche for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year. The 2005 Fiscal Year amount includes $40,000 related to audit services with respect to the 2004 Fiscal Year which were not billed or paid until 2005.

(2)	Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte & Touche that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

(3)	Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)	All Other Fees. These are fees for all other products and services provided or performed by Deloitte & Touche not falling in one or more of the above categories.

The Audit Committee requires that the Committee pre-approve all audit and permitted non-audit services (and related fees) to be provided by the Company’s independent registered public accounting firm or its affiliates. In making its decisions the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year’s engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee’s Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2006. Deloitte & Touche has served as the Company’s independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company’s internal auditors.

If Deloitte & Touche’s appointment is not ratified, the Committee will reconsider the appointment.

The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche.

PROPOSAL 3 — STOCKHOLDER PROPOSAL

A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

Resolved:  That the shareholders of Liz Claiborne, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:  Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter Vll, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Company’s Response To The Proposal

The Board agrees with the sentiment underlying the stockholder proposal. However, we believe that our approach to addressing the proponent’s concerns — an approach we have already implemented — is a better solution. Accordingly, your Board of Directors recommends a vote AGAINST the proposal.

The question is how best to deal with a situation where a person standing for election as a director does not receive a greater number of votes in favor of his or her election than the number withheld. Under the “plurality” voting standard that has long governed director elections of Delaware corporations, including elections of our Company’s directors, a nominee receiving less than a majority vote is nevertheless elected to the Board.

In light of this outcome, and sensitive to its corporate governance implications, our Board, based on the recommendation of the Nominating and Governance Committee, amended its Corporate Governance Guidelines to include a policy under which any nominee in any uncontested election who fails to garner such a majority vote will tender his or her resignation for consideration by the Committee promptly following certification of the stockholder vote. In deciding whether to accept such resignation, the Committee may consider all factors deemed relevant by the Committee, including any stated reasons why stockholders withheld votes from such director, the length of service and qualifications of the director, the director’s contributions to the Company, the Company’s Corporate Governance guidelines, and whether accepting the resignation would cause the Company to fail to meet any applicable regulations of the S.E.C. or the N.Y.S.E. The Committee will make a recommendation whether to accept or reject such resignation to the Board promptly, which will then act on the Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the matter, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Any director required to submit his or her resignation will not participate in these deliberations. Following the Board’s decision, the Board will promptly publicly disclose the Board’s decision whether to accept or reject the director’s resignation as tendered (providing an explanation of the process by which the decision was made and if applicable the reasons for rejecting the tendered resignation). The full text of our Corporate Governance Guidelines is available on our website: www.lizclaiborneinc.com. We believe the policy we already have in place represents an appropriate, direct, flexible and measured response to the possibility of the situation addressed by the stockholder’s proposal and ensures that stockholders will continue to have a meaningful role in our director election process.

The stockholder proposal, however, rejects the solution embodied in our policy as inadequate. Instead, it seeks to have the Board go through a process by which it would propose a change in the Company by-laws that would provide that a nominee failing to get a majority vote would not be elected.

We believe the stockholder proposal has a number of shortcomings, and that its adoption would result in a number of uncertainties:

•	The proposal does not deal fully with the removal of incumbent directors who are up for re-election but do not receive a majority vote. Under Delaware law, these directors would “hold over,” continuing to serve with the same voting rights and powers, until a successor is elected and qualified.

•	The proposal does not address the situation where a director chooses not to seek re-election, but remains on the Board because the director nominee who would otherwise replace the retiring director did not receive the necessary majority vote.

•	The proposal, if adopted, might result in a situation where a stockholder-supported nominee who received more votes than an incumbent director, but less than a majority, would not be elected; in such a situation, the incumbent, having garnered fewer votes than the other nominee, would nonetheless “hold over” and remain in office.

•	The proposal, if adopted, would effectively transform an abstention or withheld vote into a vote against a director nominee, even if that were not the stockholder’s intent. Accordingly, the Company might be required to implement costly get-out-the-vote strategies, even in routine elections, to ensure director nominees obtain the required majority.

In sum, the Board believes that the simple, straightforward policy we already have put in place is an effective means of dealing with the situation addressed by the proposal. Our policy avoids the uncertainties and gaps in our director election process we see resulting from the proposal’s adoption. Accordingly, your Board of Directors recommends that you vote AGAINST this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Voting on the Proposal

The affirmative vote of a majority of shares participating in the voting on this stockholder proposal is required for its adoption. Abstentions indicated on your proxy card will not be counted as either “for” or “against” this proposal.

The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding proposal to any person who submits a request in writing to the attention of the Company’s Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018 or by telephone at 212-354-4900.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the N.Y.S.E. To the Company’s knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

OTHER MATTERS

The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Obtaining copies of the Company’s Annual Report on Form 10-K

The Company has filed with the S.E.C. an Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company’s cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company’s website at www.lizclaiborneinc.com under “SEC Filings” in the Investor Relations section.

Submission of Stockholder Proposals

Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company’s Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 1, 2006 in order to be included in the Company’s proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 14, 2007 of an intent to present a proposal at the Company’s 2007 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company’s proxy materials.

Company Code of Ethics and Business Practices

The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company’s Board of Directors. A copy of the Code is available on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The Company will disclose on the Company’s website any amendment to the Code and any waiver of the Code with respect to the Company’s Directors or executive officers. The Company has established a Compliance Committee, consisting of Roberta S. Karp, Senior Vice President, Corporate Affairs and General Counsel, Lawrence D. McClure, Senior Vice President Human Resources, and Michael Scarpa, Senior Vice President — Finance and Distribution, Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

NICHOLAS RUBINO
Vice President — Deputy General
Counsel and Secretary

New York, New York
March 31, 2006

LIZ CLAIBORNE, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2006
10:00 A.M.
OFFICES OF LIZ CLAIBORNE, INC.
ONE CLAIBORNE AVENUE
NORTH BERGEN, NEW JERSEY
(201) 295-6000

FOR DIRECTIONS, CALL (201) 295-6222

WE INVITE YOU TO JOIN US.

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND
PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

LIZ CLAIBORNE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2006

     The undersigned hereby appoints PAUL R. CHARRON, ROBERTA S. KARP AND MICHAEL SCARPA, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 18, 2006, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE STOCKHOLDER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING.

(Please sign and date on the reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

LIZ CLAIBORNE, INC.
C/O P.O. BOX 11156
NEW YORK, N.Y. 10203-0156

[LIZ CLAIBORNE, INC. LOGO]
[LIZ CLAIBORNE INC LOGO]

DETACH PROXY CARD HERE

MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY	☑
USING THE ENCLOSED ENVELOPE.	VOTES MUST BE INDICATED
☑ IN BLACK OR BLUE INK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2 and AGAINST proposal 3.

1.      Election of Directors

FOR	WITHHOLD
ALL ☐	FOR ALL ☐	EXCEPTIONS ☐

Nominees:	Bernard W. Aronson (Term Expiring in 2009) Daniel A. Carp (Term Expiring in 2009) Nancy J. Karch (Term Expiring in 2009) Paul E. Tierney, Jr. (Term Expiring in 2009)

(Instructions: to withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal 2006.	☐	☐	☐

3.	The Stockholder Proposal as described in the Proxy Statement.	☐	☐	☐

4.	In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2006 Annual Meeting of Stockholders.

Date	Share Owner sign here	Co-Owner sign here